Exhibit 99.1

北京市朝阳区建国路93号万达广场12号楼302室
Suite 302, Bldg 12 Wanda Plaza, 93 Jianguo Rd, Chaoyang, Beijing, China 100022
电话/Tel: +86 10 5820 6669  传真/Fax: +86 10 5820 7399
电邮/Email: highking@highking.com.cn
网站/website: www.highkingpartners.com

To:	Long Fortune Valley Tourism International Ltd.

West Yongfu Village

Yaodianzi Township, Yishui County

Shandong Province, 276400

P. R. China

Tel: 86-539-2553919

Date: October 18, 2010

Ladies and Gentlemen,

This firm is a law firm duly approved by the competent authorities of, and established in, the People’s Republic of China (the “PRC”, only for the purpose for this legal opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) under the Laws of the PRC in force at the date of this opinion, and is qualified to provide PRC legal services and issue this legal opinion only in respect of the PRC Laws.

We have acted as a PRC legal counsel to Long Fortune Valley Tourism International Ltd. (the “Company”) in connection with the Company’s proposed finance-raising and listing outside of the PRC (the “Project”).

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us.

We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents provided by the Company and/or its PRC subsidiaries. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

This opinion is rendered on the basis of the PRC Laws effective as of the date hereof. There is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation.

We do not purport to be expert on and do not purport to be generally familiar with or qualified to express opinions based on any laws other than the PRC Laws and accordingly express or imply no opinion herein based upon any laws other than the PRC Laws.

The following terms as used in this Opinion are defined as follows:

“Group Companies”	means the Company, the non-PRC Subsidiaries and the PRC Subsidiaries.

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”
means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Disclosure Schedule”	means the Disclosure Schedule to Share Exchange Agreement.

“Intellectual Property”	means trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Material Adverse Effect”
means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Group Companies taken as a whole.

“Non-PRC Subsidiaries”
means Rich Valley Capital Holding Limited, a company with limited liability incorporated in the British Virgin Islands and Long Fortune Valley Tourism International Limited (“Long Fortune HK”), a Hong Kong limited company, both of which 100% equity interest is directly or indirectly owned by the Company.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Individuals”
means PRC residents, each of which is a PRC citizen or otherwise a PRC domestic resident as defined under SAFE Rules and is (i) a direct or indirect shareholder of the Company or (ii) a party to any of the Material Contracts.

“PRC Subsidiary”	means Shandong Long Kong Travel Management Co., Ltd. (“Shandong Long Kong”), a company incorporated under the PRC Laws.

“Renminbi”	means the lawful currency of the PRC.

“SAFE Rules” or Circular 75
means the Circular on Issues relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005 and related rules and regulations.

Share Exchange Agreement
means the Share Exchange Agreement entered into by and among BTHC XV, Inc., a Delaware corporation and its Principal Shareholders and Long Fortune Valley Tourism International Limited (the “Company”), a Cayman Islands company and its Shareholders.

“U.S. dollars”	means the lawful currency of the United States of America.

Based on the foregoing, we are of the opinion that:

(i)	The PRC Subsidiary has been duly organized and is validly existing as a foreign invested enterprise with limited liability and full legal person status and is in good standing under the PRC Laws.

(ii)
The articles of association, business license and other constituent documents (if any) of the PRC Subsidiary comply with the requirements of the PRC Laws and are in full force and effect. To our best knowledge after due and reasonable inquiries, the business carried out by the PRC Subsidiary complies with its articles of association in effect and is within the business scope descried in its current business license.

(iii)
All of the equity interests in the PRC Subsidiary have been duly authorized and validly issued. All of the registered capital of the PRC Subsidiary has been fully and timely paid up in accordance with PRC Laws. The PRC Subsidiary has duly obtained all Governmental Authorizations that are required under PRC Laws for the ownership interest by its shareholders of its equity interests. Except as disclosed in Disclosure Schedule, all of the equity interests of the PRC Subsidiary are legally owned directly by the entity or individuals in the percentages as set out in Schedule 1 hereto. To the best of our knowledge after due and reasonable inquiries, all of the equity interests of each of the PRC Subsidiaries are free and clear of all liens, charges or any other encumbrances, equities or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries.

(iv)
To the best of our knowledge after due and reasonable inquiries, except for the Group Companies, the Company has no other subsidiaries and does not own or control, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or any other person in the PRC.

(v)
To the best of our knowledge after due and reasonable inquiries, none of the PRC Subsidiaries has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of the assets of any of the PRC Subsidiaries, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Subsidiary.

(vi)
Except as disclosed in Disclosure Schedule, the PRC Subsidiary has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and to conduct its business in the manner presently conducted. The PRC Subsidiary has all necessary Governmental Authorizations to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and such necessary Governmental Authorizations contain no materially burdensome restrictions or conditions. To the best of our knowledge after due and reasonable inquiry, (i) the PRC Subsidiary is in compliance with the provisions of such necessary Governmental Authorizations in all material respects, (ii) the PRC Subsidiary has not received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations, and (iii) no circumstances have arisen such that any of such Governmental Authorizations may be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date.

(vii)
To the best of our knowledge after due and reasonable inquiry, the PRC Subsidiary is not in breach or violation of or in default, as the case may be, under (A) its articles of association, business license or other constituent documents (if any), (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by the PRC Laws (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute default under or give the holder of any indebtedness the right to require the repurchase, redemption or repayment of all or part of such indebtedness), (C) the terms or provisions of any Material Contract (as defined below), (D) any other obligation, license, lease, contract or other agreement or instrument governed by the PRC Laws to which any of the Group Companies is a party or by which any of them may be bound or affected, except for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, or (E) any PRC Laws, or any decree, judgment or order of any Government Agency or any court in the PRC applicable to any of the Group Companies.

(viii)
To the best of our knowledge after due and reasonable inquiries, the PRC Subsidiary has legal and valid title to all of its real properties. Except as disclosed in Disclosure Schedule, each lease agreement to which a PRC Subsidiary is a party is duly executed and legally binding, and are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC Laws. To the best of our knowledge after due and reasonable inquiry, none of the Group Companies owns, operates, manages or has any other right or interest in any other material real property of any kind in the PRC.

(ix)
To the best of our knowledge after due and reasonable inquiry, except as disclosed in Disclosure Schedule, the PRC Subsidiary owns or has valid licenses  in full force and effect or otherwise has the legal right to use all Intellectual Property currently employed by it in connection with the business currently operated by it. To the best of our knowledge after due and reasonable inquiry, the PRC Subsidiary does not possess any other material Intellectual Property. To the best of our knowledge after due and reasonable inquiry, (i) there are no rights of third parties to any of the Intellectual Property owned by the PRC Subsidiary; (ii) there is no pending or threatened action, suit, proceeding or claim by others challenging the PRC Subsidiary’ rights to, or the violation of any of the terms of, any of their Intellectual Property; (iii) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any the PRC Subsidiary’s Intellectual Property; (iv) there is no pending or threatened action, suit, proceeding or claim by others that the PRC Subsidiary infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property of others.

(x)
Each of the material contracts (the “Material Contracts”), except as disclosed in Disclosure Schedule, has been duly authorized, executed and delivered by the PRC Subsidiary and PRC Individuals who are parties thereto, and all required Government Authorizations in respect of the Material Contracts to ensure the legality and enforceability in evidence of each of the Material Contracts in the PRC have been duly obtained and is legal, valid and enforceable and the PRC Subsidiary has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each such PRC Subsidiary or PRC Individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Material Contracts; each of the Material Contracts constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. Except as disclosed in Disclosure Schedule, no further Governmental Authorizations are required under the PRC Laws in connection with the Material Contracts or the performance of the terms thereof; the execution, delivery and performance of each of the Material Contracts by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (A) result in any violation of the business license, articles of association, other constituent documents (if any) or Government Authorizations of any of the PRC Subsidiaries; (B) result in any violation of, or penalty under, any PRC Laws; or (C) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of the PRC Subsidiaries or PRC Individuals is a party or by which any of them is bound or to which any of their properties or assets is subject.

(xi)
To the best of our knowledge after due and reasonable inquiries, there are no current or pending legal, arbitration or governmental proceedings, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives before any court, arbitration body or any Government Agencies in the PRC to which any of the Group Companies is a party or of which any property of the Group Companies is the subject which, if determined adversely to any of the Group Companies would individually or in the aggregate have a Material Adverse Effect on the Group Companies; and to the best of our knowledge after due and reasonable inquiries, no such proceedings, inquiries, investigations, decisions, rulings, orders, demands, actions or initiatives are threatened or contemplated by any Governmental Agency or threatened by others.

(xii)
Except as disclosed in the Prospectus, (i) all dividends and other distributions declared and payable upon the equity interests of the PRC Subsidiaries may be paid in Renminbi and converted into foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization, and (ii) all such dividends and other distributions are not and will not be subject to any taxes or deductions other than the withholding tax payable on such dividends or other distributions under the applicable PRC Laws.

(xiii)
To the best of our knowledge after due and reasonable inquiry, the PRC Subsidiary has not been investigated, claimed or penalized for any material PRC tax incompliance which might be assessed against it or any penalty imposed in connection with any late payment of PRC taxes.

(xiv)
There is no applicable PRC Laws requiring any insurance to be obtained in respect of the business or operations of the PRC Subsidiary or ownership of any of their assets which are not so obtained, except for which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xv)	To the best of our knowledge after due and reasonable inquiry, there are no outstanding guarantees or contingent payment obligations of the PRC Subsidiary in respect of indebtedness of third parties.

(xvi)
To the best of our knowledge after due and reasonable inquiry, except as disclosed in Disclosure Schedule, (i) the PRC Subsidiary is in compliance with all PRC Laws on labor and employment and has made all mandatory contributions to employee social insurances under the PRC Laws and local requirements; (ii) no labor dispute, legal proceedings or other conflict with the employees of the PRC Subsidiary exists or is imminent or threatened; and (iii) there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to liabilities to the PRC Subsidiary under, or to interfere with or prevent compliance by the PRC Subsidiary with, any PRC Laws on labor and employment.

(xvii)
The Company has duly completed all relevant Governmental Authorizations required under the SAFE Rules; except as disclosed in Disclosure Schedule, each of the directors, officers, shareholders and option holders of the Company who are PRC citizens or residents, including shareholders and option holders of the Company, has duly completed all relevant Governmental Authorizations required under the SAFE Rules, but only insofar as such relevant Governmental Authorizations required arose from such person’s ownership interest in the Company or by being the Company’s option holders.

(xviii)
On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006 and was further amended on June 22, 2009. The M&A Rule purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC Subsidiaries or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Project, because the Company is not a special vehicle as defined under the M & A Rules given that none of the Company’s beneficial owners is a PRC individual when Shandong Long Kong was acquired by foreign investor.

(xix)
The submission of the Company to the arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect and the Share Exchange Agreement be construed in accordance with and governed by the laws of the State of New York in each case is legal, valid and binding under the PRC Laws and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Share Exchange Agreement, as applicable, will be recognized by PRC courts and enforceable against the Group Companies and their equity holders in PRC courts, subject to compliance with relevant requirements under PRC Laws concerning civil procedure; service of process effected, insofar as the PRC Laws are concerned, will be effective to confer jurisdiction over the Company in the PRC.

(xx)
Under the PRC Laws, each of the Group Companies and each of their respective equity holders can sue and be sued in its own name; none of Group Companies or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment in the PRC.

(xxi)
No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of any Group Company or any underwriter to any Governmental Agency in connection with the creation, issuance, sale and delivery of the offered securities under the Project.

(xxii)
Under PRC Laws, no holder of the offered securities who is not a PRC resident will be subject to any personal liability or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such offered securities. There are no limitations under PRC Laws on the rights of holders of the offered securities who are not PRC residents to hold, vote or transfer their securities nor are there any statutory pre-emptive rights or transfer restrictions applicable to the offered securities.

(xxiii)	There are no reporting obligations to any Governmental Agency under PRC Laws on the holders of the offering securities who are not PRC residents.

This opinion is limited to the matters set forth herein.  No opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion may not be used, quoted from, referred to or relied upon for any other purpose, or by any other person for any purpose whatsoever, nor may copies be delivered to any person other than an authorized recipient, without in each instance our express prior written consent; except that an authorized recipient may deliver copies of this opinion to (a) such authorized recipient’s independent accountants, attorneys and other professional advisors acting on its behalf in connection with the matters set forth herein, (b) governmental regulatory agencies having jurisdiction over an authorized recipient to the extent disclosure of this opinion is required by applicable law or regulation, and (c) designated persons pursuant to order or legal process of any court or governmental agency or authority of competent jurisdiction or as may be required by law.

Yours Sincerely,

/s/ HighKing & Partners

___________________

HighKing & Partners

SCHEDULE 1

Shareholding Information of the PRC Subsidiary

	Name	Shareholder(s)	Shareholding Percentage(s)
1.	Shandong Long Kong Travel Management Co., Ltd. (山东龙岗旅游管理有限公司)	Long Fortune Valley Tourism International Limited (久富榖旅游国际股份有限公司)	100%